Exhibit 99.1

NEWS

CONTACT:    Tom Marder
Marriott International Corporate Relations
(301) 380-2553
thomas.marder@marriott.com

DEBORAH MARRIOTT HARRISON NAMED AS DIRECTOR OF MARRIOTT INTERNATIONAL, INC.

Fills position previously held by her brother, John W. Marriott III, upon his resignation after 30 years of service to the Company

BETHESDA, MD, June 18, 2014. Marriott International, Inc. (NASDAQ: MAR)(the “Company”) announced today that Deborah Marriott Harrison, the Company’s Global Officer, Marriott Culture and Business Councils, and the daughter of Executive Chairman J.W. Marriott, Jr., was appointed as a director of the Company effective on June 17, 2014. Ms. Harrison fills the board position previously held by her brother, John W. Marriott III, for 12 years. Mr. Marriott III resigned from the board effective June 16, 2014 to devote more time to his other business interests and family matters.

Ms. Harrison, 57, has held a number of positions with the Company, including positions in accounting and operations, and more recently as head of Marriott’s government affairs group from 2006 to 2013 and, since 2013, her current position as Global Officer, Marriott Culture and Business Councils. In her current position, Ms. Harrison oversees strategy for the Company’s 76 worldwide business councils and works with the Company’s associates, owners and franchisees to promote and protect Marriott’s culture and legacy, one of its key competitive advantages. She also serves on the boards of the Marriott Foundation for People with Disabilities, the J. Willard and Alice S. Marriott Foundation, and the DC College Access Program. From 2011 to 2013, she served as a director of Marriott Vacations Worldwide Corporation (NYSE: VAC), a leading vacation ownership resorts company, which was spun off from the Company in November 2011. Ms. Harrison is a Phi Kappa Phi graduate of Brigham Young University. She will bring to the Board the benefits of her deep and lifelong association with the Company and its strong culture and values, as well as experience in key business and operational functions.

J.W. Marriott, Jr. stated “We are thrilled that Debbie will bring to the Board her enthusiasm, judgment and deep experience with our company and our culture. At the same time, I am so proud of the job John has done in his many years with the Company, and deeply appreciate the commitment and passion he has brought to his service on the Board. While we enthusiastically welcome Debbie, we have benefited greatly from John’s long and dedicated service.”

Ms. Harrison was appointed for a term that expires at the Company’s next annual meeting of shareholders.

John W. Marriott III is the Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership that develops and owns hotels. Mr. Marriott held numerous positions over his 30-year career with the Company, including Executive Vice President-Lodging and President of North American Lodging. He is a former Chairman of the Advisory Board of the Smithsonian National Zoo and is a member of the board of directors of the Washington Airports Task Force.

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Marriott International, Inc. (NASDAQ: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with more than 4,000 properties in 78 countries and territories and reported revenues of nearly $13 billion in fiscal year 2013.  The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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